Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John J. Sullivan	Marilynn Meek
EVP, Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES

THIRD QUARTER 2008 RESULTS

          Albany, NY, November 20, 2008 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the third quarter ended November 1, 2008 decreased 25% to $195.2 million, compared to $260.6 million in the third quarter of 2007. Average number of stores in operation during the quarter were 786 compared to 962 last year, an 18% decline. Comparable store sales in the third quarter of 2008 decreased 14%. For the third quarter of 2008, the loss before income taxes was $28.5 million compared to a loss before income taxes of $25.8 million for the same period last year. The Company recorded an income tax benefit of $0.1 million during the third quarter of 2008, compared to an income tax benefit of $11.5 million last year. For the third quarter of 2008, the net loss was $28.4 million, or $0.91 per share compared to a net loss of $14.3 million, or $0.46 per share for the same period last year.

          Gross profit as a percentage of sales for the third quarter of 2008 was 33.5% compared to 35.1% in the third quarter of 2007. The decline in gross profit as a percentage of sales is due to lower vendor allowances and higher distribution and freight costs as a percentage of sales. Despite an 18% reduction in expenses, SG&A as a percentage of sales increased to 44.7%, compared to 40.8% last year, against the 25% decline in sales.

          Sales for the thirty-nine week period ended November 1, 2008 decreased 21% to $643.0 million, compared to $814.2 million in 2007. Comparable store sales for the thirty-nine week period ended November 1, 2008 decreased 9%. For the thirty-nine week period ended November 1, 2008, the loss before income taxes was $59.9 million compared to a loss before income taxes of $60.2 million for the same period last year. Net loss for the thirty-nine week period was $59.5 million or $1.91 per share versus $33.4 million or $1.08 per share last year.

          “Our operating results were negatively impacted by the current economic situation. We expect our results in the fourth quarter to continue to be impacted by the weak retail environment. To reflect our lower expectations, we are forecasting an annual EBITDA loss of $10 million to $15 million on an annual comparable store sales decline of 8% to 10%.” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. The Company’s previous guidance was EBITDA of $5 million to $10 million on an annual mid single digit comp sales decline.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates nearly 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow –

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENT OF OPERATIONS:
(in millions, except per share data)
	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	November 1,	% to	November 3,	% to	November 1,	% to	November 3,	% to
	2008	Sales	2007	Sales	2008	Sales	2007	Sales

Sales	$195.2		$260.6		$643.0		$814.2

Cost of sales	129.8	66.5%	169.3	65.0%	418.7	65.1%	520.5	63.9%
Gross profit	65.4	33.5%	91.3	35.1%	224.3	34.9%	293.7	36.1%

Selling, general and
administrative expenses	87.2	44.7%	106.3	40.8%	264.6	41.0%	321.5	39.5%

Depreciation and amortization	5.6	2.8%	8.9	3.5%	16.6	2.6%	27.3	3.4%
Loss from operations	(27.4)	-14.0%	(23.9)	-9.2%	(56.9)	-8.7%	(55.1)	-6.8%

Interest expense, net	1.1	0.6%	1.9	0.7%	3.0	0.5%	5.1	0.6%
Loss before income taxes	(28.5)	-14.6%	(25.8)	-9.9%	(59.9)	-9.2%	(60.2)	-7.4%
Income tax benefit	(0.1)	0.0%	(11.5)	-4.4%	(0.4)	0.0%	(26.8)	-3.3%

NET LOSS	$(28.4)	-14.6%	$(14.3)	-5.5%	$(59.5)	-9.2%	$(33.4)	-4.1%

Basic and diluted loss per common share:
Basic and diluted loss per share	$(0.91)		$(0.46)		$(1.91)		$(1.08)
Weighted average number of
common shares outstanding - basic and diluted	31.3		31.1		31.2		31.0

SELECTED BALANCE SHEET CAPTIONS:					November 1,		November 3,
(in millions, except store data)					2008		2007

Cash and cash equivalents					$9.1		$15.5
Merchandise inventory					468.8		569.1
Fixed assets (net)					68.5		119.9
Accounts payable					193.3		264.6
Borrowings under line of credit					62.1		81.8
Long-term debt, less current portion					9.8		13.5

Stores in operation					786		962